STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 2nd day of July, 2007 by and among BEDMINSTER NATIONAL CORP. , a Nevada corporation (“Buyer”), METROPOLITAN COMPUTING CORPORATION, a New Jersey corporation (the “Corporation”) and MICHAEL LEVIN, an adult individual (“Michael”or “Seller”), being the owner of record of all of the issued and outstanding capital stock of the Corporation

BACKGROUND

WHEREAS, the Corporation is engaged in the production and sale of  instrumentation, data acquisition systems, high-speed production tablet press replication and tablet press control systems for the pharmaceutical industry (the “Business”);

WHEREAS, Seller own all of the issued and outstanding capital stock of the Corporation, consisting of 100 shares of common stock, no par value (the “Stock”); and

WHEREAS, Buyer has had the opportunity to conduct due diligence on the Corporation, and Seller has had the opportunity to conduct due diligence on the Buyer; and

WHEREAS, Seller desire to sell, and Buyer desires to purchase, 80 shares  of the Stock (the “Acquisition Shares”) on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1.  DEFINITIONS

1.1  Certain Defined Terms.

As used in this Agreement, the following terms have the meanings set forth below:

“Assets” means all of the assets of the Corporation used in connection with, or necessary to the operation of, the Business, other than the Excluded Assets.

“Balance Sheet” means the audited balance sheet of the Corporation as of December 31, 2006.

 “Business Documents” means all of the Corporation’s rights in, to and under all agreements, contracts, licenses, permits and manufacturers’ warranties, including all leases of equipment which involve payments in excess of $500.00 annually, telephone book listing agreements and noncompetition and nondisclosure agreements, in each case to which the Corporation is a party.

“Buyer Promissory Note” means the non-recourse  Promissory note described in Section 2.2 (b)(ii) below having a term of 3 years and bearing interest at the rate of 8% per annum, secured by a pledge of forty (40) Acquisition Shares,  and in the form set forth in Schedule 2.2(b)(ii).

 “Code” means the Internal Revenue Code of 1986, as amended.

 “Corporation Material Adverse Effect” means a material adverse effect on the Business, the Assets, the financial condition or results of operations of the Corporation and shall include  any increase in the liabilities of the Corporation, after December 31, 2006,   individually or in the aggregate, greater than 10% when compared to the Balance Sheet, and shall exclude adverse changes (a) resulting from general political, economic or market conditions that affect generally the industry and market in which the Corporation operates; and (b) in relationships with customers, suppliers and employees that directly result from the announcement of the proposed acquisition of the Acquisition Shares by Buyer and/or any of the transactions contemplated hereby.

“Employment Agreement” means the agreement between Seller and Corporation, entered into at Closing having a (5) year term and  setting forth mutually agreed salary and benefits and other standard provisions including a non-compete clause all in the form set forth in Schedule 2.3(c).

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means the personal property of Seller listed on Schedule 1.1 hereto.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Liens” means liens, claims, charges, encumbrances, leases, pledges, security interests, mortgages, defects in title, equities, covenants and other restrictions of any nature whatsoever.

“Line of Credit Agreement” means the Agreement described in Section 2.3 (b) below, in the form set forth in Schedule 2.3(a).

 “Permitted Encumbrances” means (a) Liens for taxes not yet due and payable; (b) Liens that do not interfere with the use or enjoyment by the Corporation of its Assets or that are otherwise not material to the Corporation; and (c) Liens set forth on Schedule 3.7.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

“Plans” means all pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements, including all employee benefit plans as defined in Section 3(3) of ERISA.

“Put and Call Agreement” has the meaning set forth in section 2.3(c) below, in the form set forth in Schedule 2.3(b).

2.  PURCHASE PRICE AND CLOSING

2.1  Agreement to Purchase and Sell.

Upon the terms and subject to the conditions of this Agreement, Seller agree to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, at the Closing, all of the Stock.

2.2  Purchase Price.

(a)  The purchase price for the Acquisition Shares is Eight Hundred Thousand  Dollars ($800,000.00) plus 1,000,000 shares of the Class A Common Stock of Buyer, (the “Purchase Price”); provided, however, that the Purchase Price will be adjusted in accordance with the terms hereof.

(b)  Buyer shall pay the Purchase Price to Seller as follows:

(i)  Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Cash Payment”) shall be paid at Closing by federal funds wire transfer or other form of immediately available funds in accordance with Seller’s written instructions, and

(ii)  Three Hundred Thousand and 00/100 Dollars ($300,000.00) shall be paid by the Buyer Promissory Note which shall be delivered at the Closing, and

(iii) An aggregate of Two Hundred Thousand and 00/100 Dollars and 1,000,000 shares of the Class A Common Stock of Buyer to be earned by Seller and paid by Buyer, as follows:

Seller shall earn $20,000 and 100,000 shares of the Class A Common Stock of Buyer for each $100,000 of pre-tax income (Pre-tax income is understood to be earnings before interest and taxes or “EBIT” calculated in accordance with Generally Accepted Accounting Principles) earned by the Corporation, over $50,000, and after payment of employee compensation and bonuses, but before  payment of any management service fees; and before any distributions or dividends to shareholders.  Pre-tax income for purposes of this calculation shall be determined each year not later than March 31 following the applicable calendar year (provided that if Buyer has not received its annual audit report for such calendar year, the calculation shall be made thereafter upon receipt of such audit report).  Payment will be made within 30 days of receipt of the Buyer’s  annual audit report. By way of example and not by way of limitation:

Year 1:  Corporation earns $250,000 in pre-tax income.  Seller earns $40,000 and 200,000 shares of the Class A Common Stock of Buyer.

Calculation:	$250,000 – $50,000 = $200,000
$200,000 ÷ 100,000 = 2
2 X $20,000 = $40,000
2 X 100,000 shares = 200,000 shares

Year 2:                        Corporation earns $175,000 in pre-tax income.  Seller earns $25,000 and 125,000 shares of the Class A Common Stock of Buyer.

Calculation:	$175,000 – $50,000 = $125,000
$125,000 ÷ 100,000 = 1.25
1.25 X $20,000 = $25,000
1.25 X 100,000 shares = 125,000 shares

Pre tax earnings shall be calculated and  payments made following the close of each calendar year after Closing until the earlier of  (I) earning by and payment to Seller of an aggregate of $200,000 and 1,000,000 shares of  the Class A Common Stock of Buyer, or (II) the determination of pre tax income and payment of any amounts earned in respect of the fifth (5th) full calendar year after Closing. Pre tax earnings will be pro-rated for Calendar Year 2007, from the date of Closing to December 31, 2007.

(c)           Buyer agrees to reserve for issuance hereunder 1,000,000 authorized but unissued Class A Shares.

2.3  Closing and Post Closing Arrangements.

(a)  At Closing, Corporation shall enter into a  Line of Credit Agreement providing for a Line of Credit from Buyer, in favor of the Corporation,  of Four  Hundred Thousand dollars  ($400,000) having normal and customary terms and conditions.  The proceeds of the Line of Credit will be used first to pay off any Corporation institutional financing in existence at the time of the Closing.  In addition, Buyer will use commercially reasonable efforts to arrange for another institution to  make available to Corporation up to an additional $100,000 in credit (the “Additional Credit”). In the event that, by the first anniversary of the Closing, less than $100,000 in Additional Credit has been made available to Corporation, Buyer shall make available to Corporation an amount equal to the difference between the Additional Credit and $100,000.  If no Additional Credit has been made available, then Buyer shall make available the full $100,000. If Buyer fails to arrange for or make available the Additional Credit by the first anniversary of the Closing, Buyer shall treat $100,000 of the outstanding principal advanced to the Corporation under the Line of Credit as a capital contribution, and Corporation’s maximum liability for repayment of principal under the Line of Credit shall be $300,000.  Notwithstanding such conversion, however, the Corporation shall remain liable for interest on all amounts drawn under the Line of Credit until the same are repaid or converted to a capital contribution, as appropriate. The amounts drawn down under Buyer’s line of credit shall bear interest at the rate of  8%, and all amounts drawn down and the interest accrued thereon shall be repaid one year from the date of the first Anniversary of the Closing.

               (b)   At Closing, Seller and Buyer shall execute and deliver the Put and Call Agreement in the form of Schedule 2.3(b)..

(c)           At Closing, Seller will execute the Employment Agreement with the Corporation in the form of Schedule 2.3(c).

(d)           At Closing, Corporation and Buyer will execute Management Services Agreement in the form annexed hereto as Schedule 2.3(d), providing for, among other things, a management fee equal to 3% of the Corporation’s gross revenues .

(e)           At Closing, without limiting Buyer’s rights as a majority shareholder of the Corporation, Buyer shall have the right to elect up to two additional Directors to the Board of Directors of the Corporation.

(f)           No dividends or distributions shall be paid to Buyer or Seller until all payments due to Seller have been earned and paid and the line or lines of credit described in Section 2.3 (a) have been repaid in full.

(g)           Following Closing, and for so long as the Put and Call Agreement remains in effect and unexercised, Buyer agrees that it will not with respect to the Corporation, directly or indirectly, issue or cause to be issued shares of stock of any class or series or other security issued as a new issue, stock-split or dividend, whether such shares be now authorized or not, such that the equity in the Corporation, represented by the Retained Shares as defined in the Put and Call Agreement, shall be diluted below 20%.  This covenant of Buyer does not extend to the capital stock or any other security of Buyer or any affiliate of Buyer other than the Corporation.

2.4  Closing Date.

The consummation of the transfer and delivery of the Acquisition Shares to Buyer and the receipt of the consideration therefor by Seller will constitute the “Closing.”  The Closing will occur on or before July 2, 2007, the exact date to be mutually agreed upon by the parties, provided all conditions precedent to Buyer’s and Seller’s obligations to consummate these transactions have been satisfied on or before such date, which date will constitute the “Closing Date”.

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND CORPORATION

As an inducement to Buyer to enter into this Agreement and to consummate these transactions, the Seller and Corporation represent, warrant and covenant to Buyer with respect to the Corporation and Seller, as follows:

3.1  Organization and Corporate Documents.

(a)  The Corporation is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to own or lease all of the Assets, to own and operate the Business and to carry on the Business as now conducted.  The Corporation has no subsidiaries, except for MCC Marketing, L.L.C. which will be dissolved.  Seller will deliver at Closing a duly filed Certificate of Cancellation for MCC Marketing L.L.C.

(b)  Except as set forth on Schedule 3.1 (b), the Corporation has not, within the past six (6) years, changed its corporate name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any person or entity.  Schedule 3.1(b) also sets forth all of the fictitious names under which the Corporation or such predecessors have conducted business.

(c)  The Certificate of Incorporation of the Corporation and all amendments thereto, as certified by the New Jersey Division of Revenue, Certification and Status Unit, and the Bylaws of the Corporation, as amended to date, as certified by the Secretary of the Corporation, as attached to Schedule 3.1(c), are true, complete and correct, and the minute books of the Corporation, all of which have been made available to Buyer, correctly reflect all corporate actions taken at the meetings reported therein and correctly record all resolutions adopted at those meetings.

3.2  Capitalization.

The authorized capital stock of the Corporation consists solely of 2500 shares of common stock, no par value, of which 100 shares are issued and outstanding.  All of the issued and outstanding shares of the Corporation’s common stock are validly issued, fully paid and nonassessable.  100 shares of the Corporation’s common stock are owned by Seller.  There are no outstanding subscriptions, options, rights, warrants, conversion rights, agreements or commitments of any kind outstanding obligating the Corporation to issue, acquire or transfer any shares of its capital stock.

3.3  Ownership and Transfer of Stock.

Seller owns all of the Stock, including the Acquisition Shares beneficially and of record, free and clear of all liens, encumbrances, pledges, options, warrants, rights of first refusal, claims, charges and restrictions of any nature, including but not limited to any claims of Sean Murphy.  Seller has the full right and power to transfer the Acquisition Shares to Buyer without obtaining the consent of any other person or governmental authority.

3.4  Authority of Seller.

Seller has full power and authority to enter into this Agreement, to consummate the transactions described in this Agreement and to comply with the terms, conditions and provisions hereof.  This Agreement has been duly executed and delivered by Seller and is, and each other agreement or instrument of Seller contemplated by it will be, when executed and delivered by Seller, the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles (the “Bankruptcy Exception”).  The execution, delivery and performance of this Agreement, and the other agreements of Seller described in this Agreement, do not require the consent of or notice to any third-party, except as set forth on Schedule 3.4 and except for consents of, or notices to, any third-party which if not obtained prior to or on the Closing Date would not have a Corporation Material Adverse Effect.  Neither the execution and delivery of this Agreement, nor the consummation of these transactions, will conflict with or result in any violation of or constitute a default under any term of the Certificate of Incorporation or Bylaws of the Corporation, or any agreement, mortgage, debt instrument, indenture, or other instrument, judgment, decree, order, award, law or regulation by which either Seller or the Corporation is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets (other than a Permitted Encumbrance), or result in the cancellation, modification, revocation or suspension of any material license, certificate, permit or authorization held by Seller or the Corporation, excluding, in each case, any conflict or default which would not have a Corporation Material Adverse Effect.

3.5  Locations of Business.

(a)  The Corporation owns no real property.

(b)  All of the real property used by the Corporation under lease is described on Schedule 3.5 (b).  The Corporation has valid and subsisting leases for such real property.  Except as disclosed on Schedule 3.4, no such leases contain change of control provisions (or similar provisions) requiring the Corporation to obtain the consent of another party in order for such leases to remain in full force and effect after the consummation of the transactions contemplated in this Agreement.  True, correct, and complete copies of such leases and all amendments, assignments and consents thereto have been furnished by Seller to Buyer.

3.6  Absence of Undisclosed Liabilities.

As of December 31, 2006, to the knowledge of Seller and the Corporation, the Corporation had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the Balance Sheet (or the notes thereto) that were not adequately reflected or reserved against on the Balance Sheet.  The Corporation has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities: (a) adequately reflected or reserved against on the Balance Sheet; (b) described on Schedule 3.6; or (c) incurred since December 31, 2006 in the ordinary course of business and which are not likely, individually or in the aggregate, to result in a Corporation Material Adverse Effect.

3.7  Title to Property.

Except as set forth on Schedule 3.7, to the knowledge of Seller and the Corporation, the Corporation has good and marketable title to (or valid leasehold or contractual interests in) all of the Assets, free and clear of all Liens (other than Permitted Encumbrances). The parties agree that the Company’s debt to Merrill Lynch which is secured by a Lien against the Assets of the Company, will be paid off at closing from the proceeds and the parties will cooperate to have such Lien will be released.  The Assets include all tangible property located or stored at the Corporation’s premises, except for tangible property which is personally owned by one or more of Seller, and is described on Schedule 3.7, and which shall remain the property of such Seller(s) after the Closing.

3.8  Compliance with Laws; Litigation.

(a)  Seller and the Corporation, to the knowledge of Seller and the Corporation,  have complied, in all material respects, with all laws, regulations, rules, writs, injunctions, ordinances, decrees or orders of any federal or state court or of any municipal or governmental department, commission, board, bureau, agency or instrumentality which are applicable to the Stock, the Assets or the Business.

(b)  Except as set forth on Schedule 3.8, there are no lawsuits, claims, suits, proceedings or, to Seller’s knowledge, investigations, pending or, to Seller’s knowledge, threatened against the Corporation or Seller, in which the Corporation or Seller are a party, nor are there any lawsuits, claims, suits or proceedings pending in which the Corporation or Seller is the plaintiff or claimant that relate to the Stock, the Assets or the Business and which could reasonably be expected to result in any judgment, order, award or other decision that would materially impair the ability of Seller to perform his obligations under this Agreement, or which would result in a Corporation Material Adverse Effect.

(c)  Schedule 3.8 lists all existing disputes, to the knowledge of Seller and the Corporation,, with customers of the Business relating to amounts invoiced by the Corporation to such customers or amounts to be invoiced to such customers under the Customer Contracts and which involve disputed amounts in excess of $500.00.

3.9  Condition of Assets; Insurance.

(a)  The equipment, furniture, leasehold improvements, fixtures, vehicles, any related capitalized items and other tangible property material to the operation of the Business (collectively, the “Tangible Assets”) to the knowledge of Seller and the Corporation, are in good operating condition and repair, ordinary wear and tear excepted.  The Tangible Assets are available for immediate use in the Business.  All of the Tangible Assets and the state of maintenance thereof to the knowledge of Seller and the Corporation, are in compliance in all material respects with all applicable statutes, ordinances, rules and regulations.  The Assets include all such assets and properties that are necessary to conduct the Business as it is now being conducted.

(b)  Schedule 3.9 sets forth a true and complete list of all insurance policies held by Corporation or Seller insuring any of the Assets or relating to the Business.  Except as set forth on Schedule 3.9, all such policies are on (and for the applicable statute of limitations period plus 1 year have been on) an “occurrence basis,” which means, for example, that if a claim arose after the Closing Date for an event which occurred prior to the Closing Date, the Corporation’s applicable insurance policies in existence on the date such event occurred would cover such claim.  All such policies are in full force and effect and the Corporation has not received any written (or, to Seller’s knowledge, oral) notice of cancellation with respect thereto.  During the past five (5) years, no application by the Corporation for insurance with respect to the Assets or the Business has been denied for any reason.  Seller has delivered to Buyer a copy of the Corporation’s insurance claims history for the past five (5) years.

3.10  Absence of Adverse Changes or Other Events.

Except as set forth on Schedule 3.10, since December 31, 2006, to the knowledge of Seller and the Corporation, the Corporation has not: (a) created or incurred any liability (absolute or contingent) except in the ordinary course of business and which are not likely, individually or in the aggregate, to result in a Corporation Material Adverse Effect; (b) loaned any money or otherwise pledged its credit, or mortgaged, pledged or been subjected to any Lien (other than a Permitted Encumbrance); (c) suffered any material loss, damage or destruction not covered by insurance, or waived any rights of material value; (d) made any capital expenditures or capital additions or improvements which in the aggregate exceed $10,000; (e) declared or paid any dividends or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of, its capital stock; (f) suffered any labor disputes or organizational activity by its employees; (g) issued or sold any shares of its capital stock or rights, options or warrants to purchase its capital stock, or any securities convertible into its capital stock; (h) become bound by or entered into any contract, commitment or transaction other than in the ordinary course of business; or (i) entered into any contract or agreement to do or perform any of the foregoing actions.

3.11  Financial Statements.

Schedule 3.11 contains copies of the financial statements of the Corporation (balance sheet, income statement and cash flow statement) at December 31, 2006 (the “Year End Financial Statements”) and unaudited revenue reports and income statements of the Corporation for each month during the period January 1, 2007 through May 31, 2007 (the “Financial Statements”).  The Financial Statements to the knowledge of Seller and the Corporation, are true, complete and correct, in all material respects, and fairly present the financial condition of the Business as of the respective dates thereof, subject, with respect to only those Financial Statements which are not Year End Financial Statements, to normal year-end adjustments.  The Financial Statements accurately reflect all of the income, expenses, equity, liabilities and assets of the Business in existence at the respective dates thereof and the operation of the Business as of such dates.  The Assets include all of the assets reflected in such Financial Statements and all assets acquired by the Corporation since the date of such Financial Statements, excepting only such assets as have been consumed in the normal course of business.

3.12  Tax Returns and Payments.

(a)  Except as set forth on Schedule 3.12, to the knowledge of Seller and the Corporation, the Corporation:  (i) has timely and properly filed or caused to be filed, all tax returns which it is or has been required to file, by any jurisdiction in which it is or has been subject to taxation, all such tax returns being true, correct and complete; (ii) has timely paid or caused to be paid in full all taxes which are or were due and payable to any taxing authorities; (iii) has made or caused to be made all withholdings of taxes required to be made, and such withholdings have either been paid to the appropriate governmental agency or set aside in accounts for such purpose; and (iv) has otherwise satisfied all legal requirements applicable with respect to such obligations to all taxing jurisdictions.

(b)  The Corporation to the knowledge of Seller and the Corporation, has properly accrued and reflected on the Financial Statements all liabilities for taxes and assessments, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments.  Seller will timely and properly cause to be filed all tax returns required to be filed by the Corporation for all tax periods ending on or before the Closing Date, which tax returns shall be true, correct and complete.  Seller will pay or cause to be paid when due all taxes, if any, which have become due pursuant to such returns or reports or forms, or pursuant to assessments received by the Corporation.  The costs and expenses related to the preparation of such returns will be borne solely by Seller.

(c)  Except as set forth on Schedule 3.12, the federal income tax returns of the Corporation have not been audited by the Internal Revenue Service, nor is Seller aware of any pending or threatened audit, investigation or review of the Corporation by the Internal Revenue Service or a reasonable basis therefor.

(d)  Except as set forth on Schedule 3.12, the state income tax returns of the Corporation have not been audited by the State of New Jersey, nor is Seller aware of any pending or threatened audit, investigation or review of the Corporation by the State of New Jersey or a reasonable basis therefor.

(e)  Except as set forth on Schedule 3.12, to the knowledge of Seller and the Corporation, there are no unassessed tax deficiencies proposed or threatened against the Corporation, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any tax against the Corporation or any actions, suits, claims, proceedings, or, to Seller’s knowledge, investigations now pending against the Corporation with respect to any tax.

(f)  The Corporation has made a valid and effective election under Section 1362 of the Internal Revenue Code of 1986, as amended (the “Code”) and any corresponding state or local provisions to be an S corporation within the meaning of Section 1361 of the Code for all taxable years (or portions thereof) since July 21, 2006, and such S election has not been terminated (whether voluntarily, involuntarily or inadvertently, including, without limitation, by taking any action defined in Section 1362(d) of the Code) since such time.  The election of the Corporation to be taxed under subchapter S of the Code is valid, in full force and effect and is in compliance with all applicable tax and legal requirements.

(g)  For purposes of this Agreement, “tax” and “taxes” will include all income, gross receipts, franchise, excise, transfer, severance, value added, sales, use, wage, payroll, workmen’s compensation, employment, occupation, and real and personal property taxes; taxes measured by or imposed on capital; levies, imposts, duties, licenses, legislation fees; other taxes imposed by a federal, state, municipal, local, foreign or other governmental authority or agency, including assessments in the nature of taxes; including interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; and including any transferee or secondary liability for taxes and any liability in respect of taxes as a result of being a member of any affiliated, consolidated, combined or unitary group or any liability in respect of taxes under a tax sharing, tax allocation, tax indemnity or other agreement.

(h)  For purposes of this Agreement, “tax return” or “tax returns” includes all reports, estimates, information, statements, schedules, declarations, and returns relating to or required to be filed in connection with any taxes pursuant to the statutes, rules or regulations of any federal, state, local or foreign government taxing authority.

3.13  Agreements with Employees.

(a)  Except as set forth on Schedule 3.13, to the knowledge of Seller and the Corporation, the Corporation is not a party to any employment or consulting agreement, written or oral, which it cannot terminate at will.  The names, titles and rates of compensation (including all compensation increases granted since January 1, 2006) of all of the employees of the Corporation are listed on Schedule 3.13.  Except as set forth on Schedule 3.13, none of the Corporation’s employees has indicated any intention to terminate his or her employment with the Corporation.

(b)  None of the employees of the Corporation are parties to any collective bargaining agreement.  There are no grievances, disputes or controversies with any union or any other organization of the Corporation’s employees, nor are there any threats of strikes, work stoppages or any pending demands for collective bargaining by any union or organization.  The Corporation has not engaged in any unfair labor practices.

(c)       The Corporation to the knowledge of Seller and the Corporation, has no liability or obligation to Sean Murphy under Appendix B to the Employment Agreement dated June 18, 2001, said Appendix B having been executed by the Corporation and Sean Murphy on June 19, 2001.

3.14  Intellectual Property Rights.

Schedule 3.14 sets forth all of the patents (including all reissues, divisions, continuations and extensions thereof), applications for patents, patent disclosures docketed, trademark registrations, trademark applications, trade names copyright registrations and domain names owned by the Corporation, and all licenses, franchises, permits, authorizations, agreements and arrangements pursuant to which the Corporation has the right to use any intellectual property (other than commercially available, off-the-shelf software) that is owned by others and used by the Corporation in connection with the Business.  True, correct and complete copies of all such licenses, franchises, permits, authorizations, agreements and arrangements have been delivered by Seller to Buyer.  Seller has no knowledge of, and the Corporation has not received any written or oral notice of, any unresolved conflict with the asserted rights of others with respect to any of these intellectual property rights, or any other intellectual property rights used in connection with the Business.  The Corporation to the knowledge of Seller and the Corporation, owns, is licensee of or otherwise has the right to use all rights to all patents, patent applications, inventions, improvements, trademarks, trademark applications, trade names, copyrights, domain names, websites and email addresses necessary to conduct the Business as presently conducted.

3.15  Business Documents.

Except for any contract described on Schedule 3.15, to the knowledge of Seller and the Corporation, the Corporation is not a party to any presently existing written or oral contract, agreement, lease, permit, consent, license or commitment affecting or relating to the Business which involves the payment by or to the Corporation of more than $5,000.00 per calendar year.   Except as described on Schedule 3.15 hereto, each of the Business Documents (i) is valid and enforceable and in full force and effect in accordance with its terms; and (ii) the purchase of the Acquisition Shares by Buyer hereunder will not result in a breach of such contract by the Corporation.  Without limiting the foregoing, to Seller’s knowledge, the Business and all equipment used in connection with it are now being utilized, operated and maintained in conformity with the Business Documents, with all applicable laws and regulations (including zoning regulations), and with the orders, rules and regulations of any government or governmental agency or authority having jurisdiction with respect thereto, except to the extent that the failure to be in such conformity would not have a Corporation Material Adverse Effect.  The Corporation has performed all the obligations required to be performed by it to date pursuant to the Business Documents, and the Corporation is not nor, to Seller’s knowledge, is any other party in default under any Business Document.

3.16  Accounts Receivable.

Subject to any reserve set forth on the Balance Sheet for doubtful accounts, all accounts receivable reflected on the Balance Sheet and all accounts receivable arising subsequent to December 31, 2006, to the knowledge of Seller and the Corporation, have arisen in the ordinary course of business of the Corporation, represent valid and enforceable obligations due to the Corporation, have not been and are not subject to any set-off, counter-claim or claim of overpayment that has been asserted or, to Seller’s knowledge, threatened.

3.17  Broker or Finder.

Neither the Corporation nor Seller, nor any party acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of these transactions except for The Oxford Capital Group, Inc. Seller will satisfy any obligation to The Oxford Capital Group, Inc. arising from this transaction.

3.18  Labor and Employment Matters.

(a)  The Corporation is not a party to or obligated to contribute to any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (an “Employee Benefit Plan”), guaranteed annual income plan, fund or arrangement, or any incentive, bonus, profit-sharing, deferred compensation, stock option or purchase plan or agreement or arrangement, or any non-competition agreement, or any severance or termination pay plans or policies, any hospitalization, disability or other insurance plans, or any other employee fringe benefit plans, or any collective bargaining agreement, whether written or oral, except those set forth in Schedule 3.18 attached.  True, correct and complete copies of all of the written plans (including multiemployer plans) and agreements have heretofore been delivered by Seller to Buyers.

(b)  With respect to any non-multiemployer Employee Benefit Plan which covers employees of the Corporation:  (i) except as set forth on Schedule 3.18, neither such Employee Benefit Plan nor, to Seller’s knowledge, any plan fiduciary has engaged in a prohibited transaction as defined in Section 406 of ERISA (for which no individual or class exemption exists under Section 408 of ERISA) or any prohibited transaction as defined in Section 4975 of the IRC (for which no individual or class exemption exists under Section 4975 of the IRC); (ii) all filings and reports as to such Employee Benefit Plan required to have been made on or before the Closing Date to the IRS, to the United States Department of Labor or, if applicable, to the Pension Benefit Guaranty Corporation, have been or will be duly made on or before that date; (iii) all material disclosures to employees relating to such Employee Benefit Plan required by ERISA to have been made on or before the Closing Date have been or will be duly made on or before that date; (iv) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding or investigation pending or, to Seller’s knowledge, threatened with respect to any such Employee Benefit Plan, its related trust, or any fiduciary, administrator or sponsor of such Employee Benefit Plan, nor have any notices been received by Seller or the Corporation that might give rise to any of the foregoing; (v) such Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the IRC and all regulations and rulings promulgated thereunder.

(c)  With respect to any non-multiemployer employee pension benefit plan within the meaning of Section 3(2) of ERISA (an “Employee Pension Benefit Plan”) which covers employees of Corporation:  (i) such Employee Pension Benefit Plan is qualified under Section 401(a) of the IRC; favorable determination letters as to qualification of such Employee Pension Benefit Plan under IRC Section 401(a) have been issued by the IRS; and such Employee Pension Benefit Plan has been administered in all material respects in accordance with its governing documents, ERISA, the IRC and all regulations and rulings promulgated thereunder; (ii) such Employee Pension Benefit Plan has been funded in accordance with its governing documents, ERISA and the IRC, and there has been no accumulated funding deficiency, whether or not waived, at any time; (iii) there has been no Reportable Event within the meaning of Section 4043(b) of ERISA; and (iv) all filings, premium payments, reports and notices as to each Employee Pension Benefit Plan required to have been made on or before the Closing Date to the Pension Benefit Guaranty Corporation have (“PBGC”) been or will be duly made on or before that date.

(d)  With respect to any group health plan subject to the requirements of IRC Section 162(k) and ERISA Title I, Part 6 (“COBRA”), all filings, reports, premium payments (if any) and notices as to each such group health plan required to have been made on or before the Closing Date to government agencies, participants and/or beneficiaries have been or will be duly made on or before that date.

(e)  Except as disclosed in Schedule 3.18, the Corporation has no reason to believe that any former employer of any of its employees is contemplating remedial action of any nature against that employee or the Corporation based on the employee having terminated the former employment and having become an employee of the Corporation.

3.19  Contracts.

(a)  Except for Business Documents listed on Schedules 3.15 and 3.15, and any other agreement or contract listed on Schedule 3.19, and except as set forth in Schedule 3. 19, the Corporation to the knowledge of Seller and the Corporation,  is not a party to or bound by any written or oral: (a)  agreement or understanding not made in the ordinary course of its business; (b) employment contract or contract for personal services not terminable at will; (c) contract or agreement with any labor union or other collective bargaining group with respect to employees of the Corporation; (d) continuing contract for the future purchase of materials, supplies, machinery or other equipment in excess of the requirements of its business now booked or of normal operating requirements requiring payment in excess of $2,500.00 in the aggregate for such contract; (e) contract or commitment for capital expenditures in excess of $2,500.00 in the aggregate for each such contract; (f) contract or agreement with any director or officer of the Corporation; (g) contract or agreement containing covenants by the Corporation not to compete in any lines or business or with any person; (h)  dealership, commission or distributorship agreement, right or other similar arrangement; (i) loan, credit or financing agreements, including all agreements for any commitments for future loans, credit or financing; or (j) guarantee or suretyship agreement.

3.20  Environmental Matters.

The Corporation to the knowledge of Seller and the Corporation, (i) is currently in compliance with all applicable environmental laws, and has obtained all permits and other authorizations needed to operate its facilities, and to consummate this transaction; (ii) has not materially violated any applicable environmental law, (iii) is unaware of any present requirements of any applicable environmental law which is due to be imposed upon it which will increase its cost of complying with the environmental laws.  As used in this Agreement, the term “environmental law” includes but are not limited to any federal, state or local law, statute, charter or ordinance, (including but not limited to the New Jersey Industrial Site Recovery Act,  N.J.S.A. 13:lK-6 et seq. (“ISRA”) ) and any rule, regulation, binding interpretation, binding policy, permit, order, court order or consent decree issued pursuant to any of the foregoing, which pertains to, governs or otherwise regulates any of the following activities: (a) the emission, discharge, release or spilling or any substance into the air, surface water, groundwater, soil or substrata; (b) the manufacturing, processing, sale, generation, treatment, storage, disposal labeling or other management of any waste, hazardous substance or hazardous waste; (c) change of ownership.

3.21  Banks, Officers and Powers of Attorney.

Schedule 3.21 contains: (a) a list of all banks (with account numbers) in which the Corporation has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; (b) the names of all incumbent directors and officers of the Corporation; and (c) the names of all persons holding powers of attorney from the Corporation and copies thereof.

3.22  Prepaid Items and Deposits.

Attached hereto as Schedule 3.22 to the knowledge of Seller and the Corporation, is a true and correct description of all prepaid items and deposits of the Corporation as of December 31, 2006.

3.23  Trade Payables.

Attached hereto as Schedule 3.23 is a true and correct listing to the knowledge of Seller and the Corporation, of all agreements to which the Corporation is a party and which are for consideration other than cash, such as merchandise, services or promotional consideration (collectively, the “Trade Agreements”), together with an itemized statement of the aggregate value of time owed pursuant to each of the Trade Agreements (“Trade Payables”) and the aggregate value of goods and services to be received pursuant to each of the Trade Agreements (“Trade Receivables”), in each case, as of the date hereof.  Three (3) business days before the Closing Date, Seller shall deliver to Buyer a report, as of the Closing Date (the “Closing Date Trade Report”), which report shall list all Trade Agreements and the end date for each Trade Agreement together with an itemized statement of the aggregate value of the Trade Payables and Trade Receivables pursuant to each of the Trade Agreements.

3.24  Disclosure.

No representation or warranty by Seller in this Agreement (or the disclosure schedules hereto) to the knowledge of Seller and the Corporation, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein (or therein) not misleading.

3.25           Interpretation.

Any representation or warranty of Seller or Corporation based upon the “knowledge” or similar words means a state of facts which is (a) within the actual knowledge of Seller or Corporation, as applicable, or (b) of which Seller or Corporation, as applicable, reasonably should have known with due inquiry.

4.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate these transactions, Buyer  represents, warrants and covenants to Seller as follows:

4.1  Authority of Buyer.

Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada.  Buyer has full corporate power and authority to enter into this Agreement, to consummate these transactions and to comply with its terms, conditions and provisions.  This Agreement has been duly authorized, executed and delivered by Buyer and is, and each other agreement or instrument of Buyer contemplated by it will be, the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy Exception.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will conflict with or result in any violation of or constitute a default under any term of any agreement, mortgage, debt instrument, indenture or other instrument, judgment, decree, order, award, law or regulation by which Buyer is bound.

4.2  Litigation.

There is no action, suit or preceding pending or, to Buyer’s knowledge, threatened which questions the legality or propriety of these transactions.

4.3  Broker or Finder.

Neither Buyer, nor any party acting on its behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of these transactions.

4.4  Financing.

As of the scheduled Closing Date, Buyer shall have secured all funding necessary to consummate the purchase of the Acquisition Shares in accordance with the terms of this Agreement and to pay all amounts required hereunder to be paid at the Closing.

4.5  Investment Intent.

Buyer is acquiring the Stock for its own account for investment and not with a view toward public distribution.  Buyer understands that none of the Stock has been registered under the Securities Act of 1933, as amended, or any other applicable securities laws, and, therefore, cannot be resold unless subsequently registered under such act and other applicable securities laws or unless an exemption from such registration is available.

5.  ACTIONS PRIOR TO AND AFTER THE CLOSING DATE

The parties covenant and agree to take the following actions prior to the Closing Date:

5.1  Investigation.

Seller has caused the Corporation to provide,  Buyer and its representatives have had reasonable access during normal business hours to the employees, properties, facilities, equipment, and books and records of the Corporation.  Seller acknowledges that Buyer has had the opportunity to contact certain vendors, customers, subsidiaries (including making telephone inquiries and local on-site visits) and suppliers of the Corporation.  Seller agrees to reasonably cooperate with Buyer in making such contact, in order that Buyer will have full opportunity to effect a smooth transition of the Corporation from Seller to Buyer on the Closing Date.

5.2  Lien Searches.

Buyer will have obtained at Buyer’s expense, at least ten (10) days prior to the Closing Date, lien searches performed against the Corporation, any entity acquired by the Corporation and any fictitious names used by the Corporation, showing all the UCC-1 financing statements, federal, state or local tax liens, recorded mortgages, unsatisfied judgments, and pending litigation filed against such entities.

5.3  Maintenance of Business.

Unless Buyer consents in writing to the contrary: (a) the Corporation will continue to operate the Business, will maintain the Assets and will keep all of its business books, records and files all in the ordinary course of business in accordance with past practices consistently applied; (b) the Corporation will continue to perform its obligations under all of the Business Documents in the ordinary course of business; (c) the Corporation will not sell, transfer, assign or permit the creation of any lien, charge or encumbrance on any of the Assets, except for Permitted Liens; (d) the Corporation will not agree to amend or cancel any of the Business Documents to which it is a party; (e) the Corporation will not enter into any contract or commitment nor incur any indebtedness or other liability or obligation of any kind relating to the Business that is not in the ordinary course of business, except those commitments that are necessary to consummate the Closing; (f) the Corporation will not enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to its properties or business; (g) the Corporation will not acquire any material accounts or any material assets from any third-party; (h) the Corporation will not lend money or otherwise pledge its credit; and (i) the Corporation will not enter into or modify, any employment or consulting agreement, or award, or amend the terms of, any bonus, equity incentive, or other compensation or severance program or arrangement of the Corporation.

5.4  Organization and Transition.

The Corporation will use commercially reasonable efforts consistent with sound business judgment to preserve intact its present business or organization, to retain the services of its present employees, to preserve its relationships with customers, subscribers, advertisers, sponsors, suppliers and others having business relationships with it and to maintain the goodwill enjoyed within the markets served by the Business.  Seller agrees to cause the Corporation to deliver to Buyer all information reasonably requested by Buyer with respect to the Corporation, except to the extent that it may be restricted from doing so by applicable law.

5.5  Corporate Matters.

(a)  Without the prior written consent of Buyer, Seller will not permit the Corporation to: (a) amend its Certificate of Incorporation or Bylaws; (b) issue any additional shares of its capital stock; (c) issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments for the issuance of transfer of shares of its capital stock; (d) declare or pay any dividend on or make any distribution in respect of its capital stock,; (e) directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; (f) enter into any new Trade Agreements; or (g) agree to do any of the foregoing acts.

5.6  Further Assurances.

From time to time following the Closing Date and without further consideration, Seller will: (a) immediately deliver to the Corporation any cash or other property that Seller may receive in respect of the Business or on behalf of the Corporation (whether attributable to periods before or after the Closing Date) to which Seller would not be personally entitled hereunder; and (b) at the request of Buyer, execute and deliver to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Acquisition Shares or the Assets.  In the case of any agreement, contract, lease, easement or other commitment which cannot be transferred effectively without the consent of a third-party, whose consent has not been obtained prior to Closing, Seller will cooperate with Buyer at Buyer’s request in trying to promptly obtain such consent.

5.7  338(h)(10) Election.

Upon Buyer’s request, Buyer and Seller agree to make a timely election under Section 338(h)(10) of the Code and the regulations promulgated thereunder with respect to the transactions contemplated hereunder.  As such, the parties agree to take all necessary and reasonable actions to assist each other in making the 338(h)(10) election.  The allocation of the Purchase Price as set forth on IRS Form 8023 shall be consistent with the allocation of the Purchase Price described in Schedule 5.7, as may be adjusted at the Closing Date.

5.8  Counsel Fees.

The fees and expenses of counsel incurred by the Corporation and/or Seller in connection with this Agreement and the transactions contemplated herein will be paid by the Corporation on or prior to the Closing Date.

5.9  Cooperation Concerning Tax Matters.

Buyer shall not, without Seller’s  prior written consent, file any amended tax returns or otherwise take any position with the Internal Revenue Service, the State of New Jersey or any other taxing authority on behalf of the Corporation that is adverse to Seller with respect to any tax period ending on or before the Closing Date, unless Buyer reasonably believes that such amended tax return or position is required under applicable law.  Buyer and Seller shall cooperate fully, and Buyer and Seller shall cause the Corporation to cooperate fully, as and to the extent reasonably requested by the other party hereto, in connection with the filing of the Corporation’s tax returns and any audit, litigation or other proceeding with respect to taxes.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis (which does interfere with the Corporation’s normal business operations) to provide additional information and explanation of any material provided hereunder.  Buyer and Seller agree to retain all books and records with respect to tax matters pertinent to the Corporation relating to any tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority.

5.10  Covenants of Buyer.

(a)           So long as Buyer controls the Corporation, Buyer shall cause the Corporation to maintain, for six (6) years after the Closing Date, the rights of officers and directors to indemnification for acts and omissions occurring prior to the Closing substantially as they existed prior to Closing (absent any changes in applicable laws).

(b)           Prior to the Closing, neither Buyer nor any affiliate of Buyer shall take any action or omit to take any action that is designed to prevent Buyer from consummating the transactions contemplated by this Agreement.

(c)           Prior to the Closing, Buyer shall promptly notify Seller in the event of any material and adverse development with respect to Buyer’s ability to finance the transactions contemplated herein.

5.11           Supplementing Disclosure Schedules.

From time to time before the Closing Date, as necessary, Seller may, with the consent of Buyer, supplement or amend any schedules provided for in this Agreement (i) to the extent that any matter arose after the date hereof which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such schedule, or (ii) if it becomes necessary to correct any information in any such schedules which has become inaccurate in any material respect.

5.12           Consents and Assignments.

Seller and Buyer shall each use commercially reasonable efforts to secure, prior to the Closing, the consents referenced on Schedule 3.4 attached hereto.

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

On or prior to the Closing Date, Seller will have satisfied each of the following conditions (unless Buyer waives any such condition at the Closing):

6.1  Covenants and Warranties.

Each of the representations and warranties of Seller set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of the Closing Date, in each case except as contemplated by this Agreement, and Seller shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement on or prior to or at the Closing.

6.2  No Restraint or Litigation.

No action, suit or proceeding will be pending or, to Seller’s knowledge, threatened by any third-party (excluding Buyer and any affiliate of Buyer) or governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of these transactions or the transfer of the Acquisition Shares.

6.3  Adverse Change.

A Corporation Material Adverse Effect has not occurred since December 31, 2006.

6.4  Documents, Certificates and Other Items.

Seller will have delivered or caused to be delivered to Buyer:

(a)  duly issued certificates for all of the Acquisition Shares, together with any required transfer stamps or taxes paid and attached thereto;

(b)  a certificate of the Secretary of the Corporation, dated as of the Closing Date, certifying as to: (i) the copy of the Certificate of Incorporation of the Corporation, as in effect immediately prior to the Closing Date, certified by the New Jersey Division of Revenue, Certification and Status Unit; and (ii) the bylaws of the Corporation, as in effect on the Closing Date;

(c)  minute books, stock certificate and transfer books, corporate seal and other corporate records of the Corporation;

(d)  the Line of Credit Agreement, the Put and Call Agreement, and Employment Agreement, each duly executed;

(e)  evidence reasonably acceptable to Buyer that there are no tax liens of record against the Corporation;

(f)  omitted;

(g)  all other documents and instruments required under this Agreement; and

(h)  all other documents and instruments reasonably requested by Buyer in connection with the consummation of these transactions.

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

On or prior to the Closing Date, Buyer will have satisfied each of the following conditions (unless the Seller Representative waives any such condition at the Closing):

7.1  Covenants and Warranties.

Each of the representations and warranties of Buyer set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of the Closing Date, in each case except as contemplated by this Agreement, and Buyer shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at the Closing.

7.2  Delivery of Purchase Price.

Buyer will have delivered at the Closing such portion of the Purchase Price (as adjusted in accordance with the terms of this Agreement) as is required to be delivered at the Closing in accordance with the terms of this Agreement to Seller.

7.3  Documents, Certificates and Other Items.

Buyer will have delivered or caused to be delivered to Seller:

(a)  the Line of Credit Agreement, the Buyer Promissory Note, and the Put and Call Agreement, each duly executed; and

(b)  all other documents and instruments reasonably required by Seller in connection with the consummation of these transactions.

7.4  No Restraint or Litigation.

No action, suit or proceeding will be pending or, to Buyer’s knowledge, threatened by any third-party (excluding Seller and any affiliate of Seller) or governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of these transactions or the transfer of the Stock.

8.  INDEMNIFICATION

8.1  Indemnification by Seller and Buyer.

(a)  Seller will indemnify, hold harmless, defend and bear all reasonable costs of defending Buyer, together with its successors and permitted assigns, from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable fees and expenses of attorneys and other appropriate professionals), action, suit, proceeding, demand, assessment or judgment (collectively, “Damages”) to or against Buyer arising out of or in connection with:

(i)  all Damages incurred by or accrued against Seller (with respect to the Business) or the Corporation on or prior to the Closing Date, or arising out of the business activities of Seller (with respect to the Business) or the Corporation on or prior to the Closing Date, whether or not disclosed to Buyer in this Agreement or the disclosure schedules attached hereto (collectively, “Pre-Closing Claims”); and

(ii)  any breach or violation of, or nonperformance by, Seller of any of his or her representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule incorporated by reference herein.

(b)  Buyer will indemnify, hold harmless, defend and bear all reasonable costs of defending Seller, together with their heirs and permitted assigns, from, against and with respect to any and all Damages to or against Seller arising out of or in connection with:

(i)  all Damages incurred by or accrued against Buyer or the Corporation after the Closing Date (other than Pre-Closing Claims); and

(ii)  any breach or violation of, or nonperformance by, Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement.

8.2  Notice of Claims.

If any claim is made by or against a party which, if sustained, would give rise to a liability of the other party hereunder, that party (the “Claiming Party”) will promptly cause notice of the claim to be delivered to the other party (the “Indemnifying Party”) and will afford the Indemnifying Party and its counsel, at the Indemnifying Party’s sole expense, the opportunity to defend or settle the claim (and, with respect to claims made by third parties, the Claiming Party will have the right to participate with counsel of its choice and at its sole expense).  Any notice of a claim will state, with reasonable specification, the alleged basis for the claim and the amount of liability asserted by or against the other party by reason of the claim. If such notice is not given, it will not release the Indemnifying Party, in whole or in part, from its obligations under this Article 8, except to the extent that the Indemnifying Party’s ability to defend against such claim is actually prejudiced thereby.  Alternatively, if notice is given and the Indemnifying Party fails to assume the defense of the claim within ten (10) days thereof, the claim may be defended, compromised or settled by the Claiming Party without the consent of the Indemnifying Party and the Indemnifying Party will remain liable under this Article 8.  The Claiming Party and the Indemnifying Party will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any claim.  The Claiming Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages.  The Claiming Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages.  Promptly following the final determination of the amount of any Damages claimed by the Claiming Party, such Damages shall be paid by the Indemnifying Party to the Claiming Party by wire transfer, check made payable to the order of the Claiming Party, or set off by the Claiming Party against obligations payable to the Indemnifying party, in each case, without interest, but subject to the limitations of liability set forth in Section 8.4.

8.3  Survival of Obligations.

The representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement or in any exhibit, schedule, statement, report, certificate or other document or instrument required to be delivered pursuant to this Agreement shall survive the Closing and all transactions consummated hereunder (except with respect to the conditions precedent to the Closing set forth in Sections 5 and 6 above, each of which shall either be satisfied in full or waived by the party entitled to the benefit thereof), but shall expire and terminate six (6)  months from the Closing Date, except for (i) those representations, warranties, covenants and agreements contained in this Agreement relating to taxes and environmental matters, which shall continue for the applicable statutes of limitations (collectively, “Tax and Environmental Representations”); and (ii) those representations, warranties, covenants and agreements relating to Seller’s title to, and ownership of, the Acquisition Shares (including but not limited to representations as to obligations of the Corporation to Sean Murphy) which shall survive the Closing and never expire (collectively, “Stock Ownership Representations”).

8.4  Limitations of Liability.

(a)  Except for claims for indemnification made hereunder (“Claims”) relating to Tax and Environmental Representations and/or Stock Ownership Representations, Seller shall not be liable for any amounts unless and until the total amount of such Claims exceeds $10,000.00 in the aggregate (the “Materiality Threshold”); provided, however, that once the Materiality Threshold is reached, Buyer shall have recourse back to the first dollar of the Materiality Threshold.  Except for Claims arising from Tax and Environmental Representations and Stock Ownership Representations, Seller’s aggregate liability hereunder shall not exceed the Purchase Price actually paid to Seller.

                      (b)           With respect to Claims that are covered by insurance, Buyer shall, before proceeding against Seller for Damages, first use commercially reasonable efforts to recover such Damages by proceeding against the applicable insurance policy or policies.

(c)           The provisions of this Article 8 shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any inaccuracy in any representation or the breach of any warranty made by Buyer or Seller in this Agreement.

9.  TERMINATION

9.1  Termination.

This Agreement may be terminated at any time prior to the Closing as follows:

(a)  by mutual written consent of Seller and Buyer;

(b)  by either Seller or Buyer if the other party hereto shall breach in any material respect any of its representations, warranties or obligations contained in this Agreement; provided, that such breach is not cured in all material respects within a thirty-day period commencing on the date written notice of such breach is received by the breaching party;

(c)  by Buyer, in the event that the conditions to its obligations set forth in Article 6 hereof have not been satisfied in all material respects or waived;

(d)  by Seller, in the event that the conditions to its obligations set forth in Article 7 hereof have not been satisfied in all material respects or waived; and

(e)  by either party if the transactions contemplated by this Agreement shall not have been consummated on or before August 15, 2007 (or such later date as may be agreed upon in writing by the parties hereto).

9.2  Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1 hereof, all rights and obligations of Seller and Buyer hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 10.1 and 10.8, in each case which shall survive the termination of this Agreement, and except nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

10.   GENERAL PROVISIONS

10.1  Confidentiality.

Buyer and Seller agree that they will treat in confidence all documents, materials and other information which they have obtained regarding the other party during the course of the negotiations leading to the consummation of these transactions, the investigation provided for herein and the preparation of this Agreement and other related documents.  In the event these transactions are not consummated, all copies of non-public documents and material which have been furnished in connection with these transactions will be promptly returned to the party furnishing such documents and material, will continue to be treated as confidential information and will not be used for the benefit of the party who returned such confidential information.

10.2  Governing Law.

This Agreement and all matters arising herefrom will be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions.

10.3  Notices.

All notices or other communications required or permitted hereunder will be in writing and will be deemed given or delivered when delivered personally, by registered or certified mail, by legible facsimile transmission or by overnight courier (fare prepaid) addressed as follows:

If to Buyer, to:

Bedminster National Corp.
90 Washington Valley Road
Bedminster, NJ  07921

Attn: Paul Patrizio, President

If to Seller to:

Metropolitan Computing Corporation.
6 Great Meadow Lane
East Hanover , New Jersey 07936
Attn: Michael Levin
with a copy to: Robert D Frawley 64 Maple Avenue Morristown, NJ 07960 With a copy to: Roger J. Desiderio, Esq. Bendit Weinstock, P.A. 80 Main Street West Orange, NJ 07052

Notice will be deemed received the same day (when delivered personally), five (5) days after mailing (when sent by registered or certified mail) and the next business day (when delivered by recognized overnight courier).  Any party to this Agreement may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.

10.4  Assignment.

This Agreement may not be assigned by Seller without the prior written consent of Buyer.  Buyer will have the right to assign this Agreement and the rights and obligations hereunder to its subsidiaries, affiliates, successors and assigns without the prior written consent of Seller; provided, however, that (i) Buyer notifies Seller in writing prior to any such assignment and (ii) notwithstanding such assignment Buyer remains jointly and severally liable for the obligations of Buyer hereunder.  This Agreement is nonrecourse to the shareholders of Buyer.

10.5  Entire Agreement; Amendments.

This Agreement is an integrated document, contains the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings of the parties with respect to such subject matter.  The only representations and warranties made by any party to this Agreement to the other(s) are those representations and warranties contained in this Agreement.  No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of its provisions, nor any representation, promise or condition relating to this Agreement, will be binding upon any party unless made in writing and signed by such party.

10.6  Interpretation.

Article titles and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement.  All references to Sections and subsections contained in this Agreement refer to the Sections and subsections of this Agreement.  All references to Schedules or Exhibits contained in this Agreement are references to the Schedules or Exhibits described on the list immediately following the signature page hereto.   All references to the words “include” or “including” mean “including without limitation.”  Any and all Schedules, Exhibits, statements, reports, certificates or other documents or instruments referred to in or attached to this Agreement, including the “Background” portion of this Agreement, are incorporated by reference as though fully set forth at the point referred to in this Agreement.  There will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.  Any representation or warranty of a party based upon the “knowledge” or similar words meansthe actual knowledge of such party after diligent inquiry.  All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

10.7  Waivers.

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, but any such waiver must be in writing and must comply with the notice provisions contained in Section 10.3.  The failure of any party to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.

10.8  Expenses.

Except as otherwise provided herein, including but not limited to Section 5.8, Buyer and Seller will each pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

10.9  Partial Invalidity.

Wherever possible, each provision will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of these provisions will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause the completion of these transactions to be unreasonable.

10.10  Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement, and will become effective when counterparts, which together contain the signatures of each party, will have been delivered to Buyer and Seller.  Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

10.11  Third-Party Beneficiaries.

This Agreement will not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns.

10.12  Failure to Close.

Should Buyer improperly fail to close the sale and purchase of the Acquisition Shares hereunder on the Closing Date, Seller may seek to recover actual damages occasioned by Buyer’s breach.  Should Seller improperly fail to close the sale and purchase contemplated herein, Buyer, in its sole discretion, may (i) pursue consummation with Seller of the transactions contemplated herein by an action for specific performance, or (ii) elect not to pursue consummation of the transaction hereunder but seek to recover actual damages occasioned by Seller’s breach.

10.13  Failure of Conditions Precedent.

Neither party shall be obligated to close the sale and purchase of the Stock hereunder until such time as the conditions  precedent to its obligations have been fulfilled by the other parties hereto (or such conditions have been waived by the receiving party).

10.14  Public Announcement.

Prior to the Closing, except as may be required by applicable law, neither Buyer nor Seller shall issue any press release or otherwise publicly disclose this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior approval of the other.  As part of the Closing, the Buyer and the Seller Representative shall mutually agree upon the specific language of a press release or other public disclosure.  No party shall disclose the Purchase Price, whether prior to, on or after the Closing Date, except as may be required by applicable law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -

SIGNATURES FOLLOW IMMEDIATELY]

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                              BEDMINSTER NATIONAL CORP.

                                                                By:   ____________________________________
                                                                      Paul; Patrizio, President

                                                                  METROPOLITAN COMPUTING  CORPORATION

                                                                  By: ___________________________________
                       Michael Levin, President

                                                                MICHAEL LEVIN

                                                __________________________________
                                                                Individually